 [LOGO]

                               SAFECO CORPORATION
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 3, 1995

                                                         Seattle, March 14, 1995

To Our Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of SAFECO Corporation (the "Corporation") will be held on May 3, 1995, at 11:00 A.M. in the Auditorium, SAFECO Plaza, 4333 Brooklyn Avenue N.E., Seattle, Washington, for the following purposes, as set forth in the accompanying proxy statement:

1. To elect four (4) nominees to serve as directors for three-year terms to expire in 1998.

2. To consider and act upon such other matters as may properly come before the meeting.

The Board of Directors has established the close of business on March 6, 1995, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting of Shareholders and any adjournment thereof.

YOU ARE URGED TO REVIEW CAREFULLY THE ACCOMPANYING PROXY STATEMENT, AND SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

Your proxy may be revoked by you at any time before it has been voted. You may substitute a representative other than those named in the enclosed proxy if you desire. The individuals named are the present members of the Executive Committee of the Board of Directors.

You are cordially invited to attend the Annual Meeting of Shareholders in person, if it is convenient for you to do so.

                                                               [LOGO]
                                                        Roger H. Eigsti
                                                        Chairman, CEO and
                                                        President

                               SAFECO CORPORATION
                    SAFECO Plaza, Seattle, Washington 98185

                                PROXY STATEMENT

                 ANNUAL MEETING OF SHAREHOLDERS -- MAY 3, 1995

This   statement  is  furnished  in  connection   with  the  Annual  Meeting  of
Shareholders of SAFECO Corporation (the "Corporation") to be held on May 3, 1995. Shareholders of record at the close of business on March 6, 1995, are entitled to vote at the meeting either in person or by proxy.

Your proxy in the enclosed form is solicited by the Board of Directors of the Corporation. The shares represented by the proxies received will be voted at the meeting.

The approximate date of the mailing of this proxy statement and the enclosed form of proxy is March 14, 1995.

                      OUTSTANDING SHARES AND VOTE REQUIRED

On March 6, 1995, there were 62,974,641 shares of Common Stock of the Corporation outstanding, all of which will be entitled to vote at the Annual Meeting of Shareholders to be held on May 3, 1995. Each shareholder is entitled to one vote for each share of Common Stock held of record in such person's name on the record date. Under Washington law and the Corporation's Articles of Incorporation, a quorum consisting of a majority of the shares eligible to vote must be represented in person or by proxy to elect directors and to transact any other business that may properly come before the meeting. Action on any matter, other than the election of directors, is approved if the votes cast in favor of the action exceed the votes cast against it. Abstention from voting or nonvoting by brokers will have no effect since such actions do not represent votes cast by shareholders. In any election of directors, the nominees elected are those receiving the greatest number of votes cast by the shares entitled to vote, up to the number of directors to be elected by such shares. Any action other than a vote for a nominee will have the effect of voting against the nominee.

                            SOLICITATION OF PROXIES

The persons named as proxies were selected by the Board of Directors and are the present members of the Executive Committee of the Board. Your proxy may be revoked by you at any time before it has been voted by notifying the Secretary to the Board of Directors, SAFECO Corporation, SAFECO Plaza, Seattle, Washington 98185, in writing of such revocation. Georgeson & Company Inc., New York City, has been retained to solicit proxies personally or by mail, telephone or telegram through approximately 40 employees at a cost anticipated to be $6,000 plus reasonable out-of-pocket expenses,

                                    -- 2 --
which will be paid by the Corporation. Management does not expect to solicit proxies except through the mail; however, if proxies are not promptly received, salaried employees of the Corporation may solicit proxies from some shareholders personally, by telephone or telegram.

                             ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. At the 1995 Annual Meeting of Shareholders, four nominees will be elected to serve three-year terms until the 1998 Annual Meeting of Shareholders and until their successors are elected and qualified. Pursuant to the Corporation's retirement policy for directors, Mr. Graham, if elected, will tender his resignation as director at the 1996 Annual Meeting of Shareholders.

At its August 3, 1994 meeting, the Board of Directors elected as directors Phyllis J. Campbell, Chief Executive Officer and President of U.S. Bank of Washington, and William R. Wiley, Senior Vice President for Science and Technology Policy of Battelle Memorial Institute. Ms. Campbell was elected to fill the unexpired term created by the retirement of Toni Rembe in June 1994. Dr. Wiley is nominated for a three-year term ending in 1998.

On May 3, 1995, Harold W. Haynes and Henry T. Segerstrom, both having reached age 72, will retire as directors in accordance with the Corporation's retirement policy for directors. The number of directors will be reduced to 14 at the May 1995 Executive Committee meeting, as provided in the Bylaws.

Unless otherwise stated, each individual described below has served for at least five years in the position indicated. All nominees are presently directors.

                             NOMINEES FOR DIRECTOR

         CLASS III -- TERM EXPIRES AT 1998 ANNUAL SHAREHOLDERS' MEETING

ROGER H. EIGSTI, 52, is Chairman, Chief Executive Officer and President of the Corporation. Mr. Eigsti has been an executive officer of the Corporation or its subsidiaries since 1980 and a director of the Corporation since 1988. Mr. Eigsti is a director of Washington Mutual, Inc. and Washington Mutual Bank.

JOHN W. ELLIS, 66, is Chairman and Chief Executive Officer of The Baseball Club of Seattle, Inc., the owner of the Seattle Mariners baseball team, Seattle, Washington. Mr. Ellis is a director of Puget Sound Power & Light Company and was its Chief Executive Officer from 1976 to 1992 and its Chairman from 1987 to 1993. Mr. Ellis has been a director of the Corporation since 1981 and is a director of Washington Mutual, Inc. and Washington Mutual Bank, UTILX Corporation and Associated Electric & Gas Insurance Services, Ltd.

                                    -- 3 --

DONALD G. GRAHAM, JR., 71, is Chairman of the Board of Fisher Companies Inc., Seattle, Washington, whose primary subsidiaries are engaged in broadcasting, flour milling and real estate ownership and development, and was its Chief Executive Officer from 1974 until his retirement in 1993. Mr. Graham has been a director of the Corporation since 1979.

WILLIAM R. WILEY, 63, is Senior Vice President for Science and Technology Policy of Battelle Memorial Institute, an independent science and technology organization. From 1984 to 1994 he was Director of Pacific Northwest Laboratory, Richland, Washington, a national laboratory operated by Battelle Memorial
Institute for the U.S. Department of Energy. Dr. Wiley has been a director of the Corporation since 1994.

                    DIRECTORS WHOSE TERMS EXPIRE AFTER 1995

          CLASS I -- TERM EXPIRES AT 1996 ANNUAL SHAREHOLDERS' MEETING

PHYLLIS J. CAMPBELL, 43, is Chief Executive Officer and President of U.S. Bank of Washington, N.A., Seattle, Washington, and has been an executive officer of the bank since 1989. She is also Executive Vice President of U.S. Bancorp. Ms. Campbell has been a director of the Corporation since 1994 and is a director of Puget Sound Power & Light Company.

BOH A. DICKEY, 50, is Executive Vice President and Chief Financial Officer of the Corporation and Chairman of the Board of Trustees for the 28 SAFECO mutual funds. Mr. Dickey has been an executive officer of the Corporation since 1982 and a director of the Corporation since 1993. Mr. Dickey is a director of Capital Guaranty Corporation.

WILLIAM P. GERBERDING, 65, is President of the University of Washington. Dr. Gerberding has been a director of the Corporation since 1981 and is a director of Washington Mutual, Inc. and Washington Mutual Bank and a member of the Washington State Executive Board of U S WEST Communications.

CALVERT KNUDSEN, 71, is a director and the retired Chairman and Chief Executive Officer of MacMillan Bloedel, Ltd., Vancouver, British Columbia, a forest products company. Mr. Knudsen has been a director of the Corporation since 1979 and is a director of Cascade Corporation, Penwest Limited, West Fraser Timber Co., Ltd. and MacDonald Dettwiler & Associates.

PAUL W. SKINNER, 47, is President of Skinner Corporation, Seattle, Washington, an investment company. Mr. Skinner has been a director of the Corporation since 1988 and is a director of The Seattle Times, Seafirst Corporation and Seattle-First National Bank.

                                    -- 4 --

         CLASS II -- TERM EXPIRES AT 1997 ANNUAL SHAREHOLDERS' MEETING

ROBERT S. CLINE, 57, is Chairman and Chief Executive Officer of Airborne Freight Corporation, Seattle, Washington, an air freight carrier. Mr. Cline has been a director of the Corporation since 1992 and is a director of Seafirst Corporation and Metricom, Inc.

JOSHUA GREEN III, 58, is Chairman and Chief Executive Officer of the Joshua Green Corporation, Seattle, Washington, a family investment firm, and Chairman of its wholly-owned subsidiary, Sage Manufacturing Corporation. Mr. Green has been a director of the Corporation since 1981 and is Chairman of the Board of U.S. Bank of Washington, N.A., and a director of U.S. Bancorp.

WILLIAM G. REED, JR., 56, is Chairman of the Board and Chief Executive Officer of Simpson Investment Company, Seattle, Washington, a forest products holding company. Mr. Reed has been a director of the Corporation since 1974 and is a director of Microsoft Corporation, Washington Mutual, Inc. and Washington Mutual Bank.

JUDITH M. RUNSTAD, 50, is a partner of the Seattle law firm of Foster Pepper & Shefelman. Mrs. Runstad has been a director of the Corporation since 1990 and is Chair and a director of the Federal Reserve Bank of San Francisco.

GEORGE H. WEYERHAEUSER, 68, is Chairman of the Board and a director of Weyerhaeuser Company, Tacoma, Washington, a forest products company, and was its Chief Executive Officer from 1966 until his retirement in 1991. Mr. Weyerhaeuser has been a director of the Corporation since 1978 and is a director of The Boeing Company and Chevron Corporation.

                  OWNERSHIP OF THE CORPORATION'S COMMON STOCK

The table below provides information as of February 7, 1995, with regard to the ownership of the Corporation's Common Stock by directors, nominees for director, the Corporation's Chief Executive Officer and other four most highly compensated executive officers, and by all directors, nominees and officers as a group. Total beneficial ownership of the Corporation's outstanding Common Stock is less than one percent in the case of each individual listed below except as follows:
4.97% for Mr. Graham, 2.01% for Mr. Green, and 8.09% for all 21 directors, nominees and officers as a group (including shares subject to stock options which may be exercised within 60 days). The holdings shown in the table do not include 2,357,800 shares held by The SAFECO Employees' Profit Sharing Retirement Plan, as to which the members of the Investment Committee for the Profit Sharing Retirement Plan (Messrs. Cline, Ellis, Gerberding, Haynes, Knudsen, Reed and Skinner) share voting and investment power and certain members of management may be deemed to share investment power by reason of their positions.

                                    -- 5 --

                                                AMOUNT AND
                                                  NATURE              ACQUIRABLE
                                              OF BENEFICIAL            WITHIN 60
NAME                                            OWNERSHIP              DAYS (1)
- -------------------------------------         --------------          -----------
Phyllis J. Campbell                                  500
Robert S. Cline                                    1,500                 --
Boh A. Dickey                                     18,181                 18,738
Roger H. Eigsti                                   40,754                 22,443
John W. Ellis                                      5,012                 --
William P. Gerberding                              1,000                 --
Donald G. Graham, Jr.                          3,152,578(2)              --
Joshua Green III                               1,273,716(3)              --
Harold W. Haynes                                   3,000                 --
Richard W. Hubbard                                33,291                 --
Calvert Knudsen                                    3,000                 --
Dan D. McLean                                      9,312                  1,293
William G. Reed, Jr.                             345,898(4)              --
Judith M. Runstad                                  1,000                 --
Henry T. Segerstrom                                4,000(5)              --
Paul W. Skinner                                  141,060(6)              --
George H. Weyerhaeuser                            27,800(7)              --
William R. Wiley                                       0                 --
Richard E. Zunker                                  6,969(8)              10,125
All directors, nominees and
officers as a group (21 persons)               5,071,694                 62,299

- ------------
(1) Shares which may be purchased within 60 days pursuant to the Corporation's Stock Option Plan or the SAFECO Incentive Plan of 1987.

(2) Includes (i) 2,998,649 shares owned by three corporations of which Mr. Graham is an officer and/or director, 24,863 shares owned by a charitable foundation of which he is an officer and trustee, 54,648 shares owned by a charitable trust of which he is a co-trustee, 11,180 shares owned by a trust estate of which he is a co-trustee, and thereby in each such case shares voting power and investment power with respect to such shares; and
     (ii) 4,884 shares owned by a decedent's estate of which he is personal representative, and 9,700 shares owned by two trust estates of which he is the sole trustee, and thereby in each such case holds the voting power and investment power with respect to such shares. Mr. Graham disclaims any beneficial interest in any of the shares referred to in this footnote, other than such indirect interest he may have as a stockholder of said three corporations.

(3) Includes 1,273,416 shares owned by the Joshua Green Corporation in which Mr. Green has a substantial interest with voting control and investment power, and 300 shares owned by his spouse.

                                    -- 6 --

(4) Includes (i) 260,347 shares owned by two trusts of which Mr. Reed is a co-trustee and beneficiary, (ii) 3,886 shares owned by Mr. Reed's spouse, and (iii) 73,343 shares owned by Mr. Reed's children.

(5)  Owned by a trust of which Mr. Segerstrom is co-trustee.

(6) Includes 129,060 shares owned by Skinner Corporation in which Mr. Skinner has a substantial interest and 10,000 shares owned by trusts of which Mr.
     Skinner is a trustee. Mr. Skinner disclaims any beneficial interest in the shares owned by the trusts.

(7) Includes 12,600 shares owned by trusts of which Mr. Weyerhaeuser is co-trustee and for which he shares voting power and investment power.

(8)  Includes 400 shares owned by Mr. Zunker's spouse.

In addition, INVESCO PLC, 11 Devonshire Square, London EC2M 4YR, England, reported in a Schedule 13G filed with the Securities and Exchange Commission ("SEC") that its subsidiaries had voting power and investment discretion with respect to 3,948,865 shares, or 6.3% of the Corporation's Common Stock, at December 31, 1994. The subsidiaries, investment advisers, hold the shares on behalf of their clients, none of which holds more than 5% of the Corporation's shares. The Capital Group Companies, Inc., 333 South Hope Street, Los Angeles, California, 90071, reported in a Schedule 13G filed with the SEC that at December 31, 1994, two of its subsidiaries had investment discretion with respect to 4,774,000 shares, or a combined total of 7.6% of the Corporation's Common Stock, including 171,000 shares with respect to which they had voting power. Such subsidiaries are investment advisers and hold the shares on behalf of their clients, none of which holds more than 5% of the Corporation's shares.

                             SECTION 16(A) REPORTS

Under Section 16 of the Securities Exchange Act of 1934, as amended, directors and officers of the Corporation are required to report their holdings of and transactions in the Corporation's stock to the SEC. To the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, during 1994 all persons subject to the Section 16 filing requirements with respect to the Corporation filed the required reports on a timely basis.

                            COMMITTEES OF THE BOARD

The Board of Directors of the Corporation presently has these standing committees: Executive, Finance, Audit, Compensation and Nominating. Except for certain fundamental corporate acts reserved to the full Board under Washington law, the Executive Committee has broad authority, when the Board is not in session, to exercise all of the powers of the Board in management of the business of

                                    -- 7 --
the Corporation. The Finance Committee has general supervision over the investments of and all matters of financing by the Corporation. The Audit Committee recommends independent auditors for selection by the Board of
Directors, reviews plans for upcoming audits with such auditors, and, after an audit has been completed, reviews the results of that audit. The Compensation Committee passes upon all salary increases where the proposed salary is $150,000 per year or more, reviews salary administration policy, administers the
Corporation's stock option program, and approves all material changes in employee benefit programs. The Nominating Committee reviews qualifications of candidates for board membership, recommends to the Executive Committee candidates for membership on the Board and the annual slate of nominees for director, and recommends to the Board criteria for board membership, composition of the Board, tenure of directors and fees to be paid to directors. The Nominating Committee will consider persons for board membership recommended by shareholders. Recommendations supported by a description of such persons' background and experience and written consents of such persons to serve should be addressed to the Secretary to the Board of Directors, SAFECO Corporation, SAFECO Plaza, Seattle, Washington 98185. This information must be received by November 14, 1995, for such persons to be considered for nomination by the Board for election at next year's annual meeting of shareholders.

During 1994 the Board, Compensation, Executive and Finance Committees each held four meetings, and the Audit and Nominating Committees each held three meetings. All directors except Dr. Wiley attended at least 75% of the Board and committee meetings they were eligible to attend. Dr. Wiley was elected a director at the August 3, 1994 meeting of the Board and was eligible to attend two Board meetings in 1994, of which he missed one. The present members of each committee are:

COMMITTEE           MEMBERS
Executive           Messrs. Eigsti (Chairman), Ellis, Graham, Green and Weyerhaeuser.
Finance             Messrs. Cline, Dickey, Eigsti, Ellis (Chairman), Gerberding, Haynes,
                    Knudsen, Reed and Skinner.
Compensation        Messrs. Cline, Ellis, Haynes, Reed, Weyerhaeuser (Chairman).
Audit               Messrs. Gerberding, Graham (Chairman), Green and Mrs. Runstad.
Nominating          Messrs. Ellis, Green (Chairman) and Reed.

                     COMPENSATION OF DIRECTORS AND OFFICERS

COMPENSATION OF DIRECTORS

Directors of the Corporation, except those who are also employees, receive fees for their services as directors. The director fees are: an annual retainer of $20,000, a $1,200 fee for attendance at any Board meeting, and a $1,000 fee for attendance at any committee meeting. Effective May 3, 1995, those fees will be $24,000, $1,500 and $1,000, respectively. In addition, the Chairman of the Finance Committee receives an annual retainer of $5,000 and a $1,000 fee for attendance at any meeting of the management investment committee. Directors are also reimbursed for reasonable travel expenses.

                                    -- 8 --

ANNUAL REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE
COMPENSATION
COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors ("Committee") is comprised of five directors none of whom has been or is an employee of the Corporation and all of whom qualify as disinterested persons for purposes of administering the Corporation's stock option program under Section 16 of the Securities Exchange Act of 1934. The Committee is responsible for reviewing the Corporation's salary administration policy, approving salaries of $150,000 or more, administering the Corporation's stock option program, and approving changes to the Corporation's employee benefit plans. The members of the Committee, which met four times during 1994, are George H. Weyerhaeuser, Chairman, Robert S. Cline, John W. Ellis, Harold W. Haynes and William G. Reed, Jr. Toni Rembe was a member of the Committee until she resigned as a director of the Corporation effective June 30, 1994.

APPROACH TO COMPENSATION

This report discusses the compensation policies applicable to the Corporation's executive officers, including the chief executive officer and four other most highly compensated executives ("Named Executive Officers"). With the exception of stock options and restricted stock rights, all major compensation and retirement plans apply equally to all employees of the Corporation's property and casualty, life, credit and asset management subsidiaries ("Employees"). The Corporation's compensation policies and plans are intended to:

    1.  Attract and retain high-caliber personnel on a long-term basis.

    2.  Encourage the creation of shareholder value.

    3. Link compensation to business results and shareholders' returns over time.

    4. Maintain an appropriate balance between base salary and short- and long-term incentive opportunities.

ELEMENTS OF COMPENSATION

The following are the basic elements of compensation for executive officers of the Corporation:

    SALARY: Salaries are administered on an individual, subjective basis for all Employees, including executive officers. With respect to compensation paid to executive officers the Committee regularly reviews information concerning compensation practices and levels of other companies. Salaries of executive officers are not, however, targeted for any specific level relative to salaries paid by other companies.

    BONUS: A non-discretionary cash bonus plan applies to all Employees with at least one year of service. An annual bonus pool is established under a fixed formula based on the Corporation's

                                    -- 9 --
    pre-tax results. Under the formula, the bonus pool consists of 10% of the sum of the following pre-tax items: the underwriting results for the property and casualty subsidiaries; the operating results for the life subsidiaries, SAFECO Credit Company and the Corporation's asset management subsidiaries; and 20% of the investment income of the property and casualty subsidiaries. A cash bonus is paid for each year in which the calculation results in a bonus pool.

    In years for which the bonus pool is large enough to pay the maximum bonus amounts, Employees with three years or more of service receive a bonus equal to 10% of base salary. In years when the fixed formula does not provide a sufficient pool to pay the maximum bonus amounts to all eligible Employees, bonus payments made to all Employees are reduced proportionately.

    The percentage of salary paid as a bonus to all Employees with three years of service, including the Named Executive Officers, in each of 1994, 1993 and 1992 was 9.2%, 10%, and 10%, respectively.

    STOCK OPTION PROGRAM: A shareholder-approved stock option program has been an element of compensation since the early 1960s. The purpose of the program is to induce selected, key employees of the Corporation and its subsidiaries to remain employed with the Corporation, to participate in the ownership of the Corporation, to advance the interests of the Corporation and to increase the value of the Corporation's Common Stock.

    Most recently the shareholders approved the SAFECO Incentive Plan of 1987 ("Plan"). Under the Plan the Committee in its sole discretion may grant to selected, key employees of the Corporation and its subsidiaries stock options and restricted stock rights ("RSRs") in amounts and on terms consistent with the Plan.

    Grants of  stock options  and RSRs  are  made on  an individual  basis.  The
    Committee makes a subjective judgment in connection with each grant and considers the individual's responsibilities, potential for advancement, current salary, previous grants, the current price of the Corporation's Common Stock, the performance of the Common Stock over time and, for all individuals other than the chief executive officer, the recommendation of the chief executive officer. Although the Committee does not establish any set value to award under the Plan to any individual, the Committee does consider previous grants made as well as the different nature of stock options and RSRs in making awards under the Plan.

    Stock options are awarded at the closing market price of the Common Stock on the grant date and typically vest in 25% increments on the second, third, fourth and fifth anniversary of the grant date. The Committee has never rescinded an outstanding option and reissued it at a lower exercise price.

    RSRs entitle the holder to receive a specified number of shares of Common Stock or cash equal to the closing market price of such shares on the vesting date. RSRs typically vest and are settled in

                                    -- 10 --

    25% increments on the first, second, third and fourth anniversary of the grant date. Holders of RSRs are paid amounts equivalent to the dividends which would be paid on the same number of shares of Common Stock.

    Under the stock option program, as of December 31, 1994, there were 148 participants; outstanding options to purchase an aggregate of 934,918 shares of Common Stock; outstanding RSRs entitling the holders to receive an aggregate of 43,844 shares of Common Stock; and 1,063,929 shares of Common Stock available for additional options and RSRs.

    RETIREMENT PROGRAM: Three basic tax-qualified plans comprise the Corporation's retirement program and are available on the same basis to all
    Employees: the Savings Plan, the Profit-Sharing Plan and the Cash Balance Plan. In addition, there are two supplemental retirement plans to provide for benefits which cannot be included in the tax-qualified plans. These plans are described in more detail elsewhere in this proxy statement. Since the Corporation's Common Stock constituted 31% of the assets of the Profit-Sharing Plan at December 31, 1994, all participants in the Plan have a significant, indirect ownership in the Corporation and an additional incentive to advance its interests and to increase the value of its Common Stock.

    OTHER EMPLOYEE BENEFITS: The Corporation offers other benefit plans (E.G., vacation; sick leave; medical, disability, life and accident insurance) to executive officers on the same basis as offered to all Employees. In addition, certain benefits (E.G., payment for annual medical exams and club dues) are provided by the Corporation to some executives, including the Named Executive Officers.

CONSIDERATIONS IN CONNECTION WITH COMPENSATION LEVELS

CORPORATE PERFORMANCE

The directors regularly review the Corporation's performance and the degree to which investment returns have been generated for shareholders. This includes review of customary financial measures with respect to the Corporation, E.G., compounded annual return to shareholders, the Corporation's Common Stock price and the common stock prices of comparable companies, the combined ratio of the Corporation's property and casualty subsidiaries and the combined ratios of competitors, the revenue and premium growth of the Corporation's operating subsidiaries, financial strength and asset management, and consideration of the ratings assigned to the Corporation, its subsidiaries or securities by A.M. Best Insurance Services, Standard & Poor's Ratings Group ("S&P") and Moody's Investors Service, Inc.

The directors annually review graphs that compare the cumulative total return to shareholders of the Corporation with the S&P 500. As stated in the Corporation's 1994 proxy statement, for calendar year 1993 the directors also reviewed graphs that compared the cumulative total return to shareholders of the Corporation with the returns of a composite index comprised of the S&P Property-Casualty

                                    -- 11 --

Insurance Index ("P&C Index") and S&P Multi-Line Insurance Index ("Multi-Line Index"), weighted based on the relative market capitalizations of the companies within each index (other than the Corporation), on a five- and ten-year basis.

During 1994 S&P reduced the size of its Multi-Line Index from five to three companies by eliminating CNA Financial Corporation ("CNA") and The Travelers Corporation. The Continental Corporation ("Continental"), a member of the P&C Index, is to be acquired by CNA during 1995 and, consequently, will be unavailable for inclusion in this index in the future. In addition, the General Re Corporation ("GenRe"), a member of the P&C Index, is a property and casualty reinsurer. The Corporation's operating subsidiaries are not engaged in the reinsurance business. Finally, the American International Group, Inc. ("AIG"), a member of the Multi-Line Index, is one of the largest underwriters of commercial and industrial insurance coverages and historically has derived approximately
50% of its net income from operations outside the United States. AIG's operations are quite dissimilar from those of the Corporation's operating subsidiaries.

Given these circumstances the Compensation Committee decided a more representative approach would be to use an index comprised of companies in the same lines of business as the Corporation's major operating subsidiaries. The ten companies in this self-constructed peer group are listed in the graphs below and include five of the eight companies in the P&C and Multi-Line Indices. The three companies not included are Continental, GenRe and AIG.

Set forth below are graphs that compare the cumulative total return to shareholders of the Corporation with the S&P 500, the composite index comprised of the S&P P&C and Multi-Line Indices (excluding the Corporation) and a self-constructed peer group comprised of ten companies in the same lines of business as the Corporation's major operating subsidiaries ("Peer Index"), with their returns weighted according to the component companies' respective market capitalization. The ten-year period graph is included as its time period may more adequately reflect returns for the long-term shareholder and option holder.

                                    -- 12 --

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
               AMONG SAFECO, S&P 500, COMPOSITE AND PEER INDICES

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            SAFECO     S&P 500   COMPOSITE INDEX*  PEER INDEX**
1989             100        100               100           100
1990              88         97                91            86
1991             135        126               116           114
1992             163        136               134           138
1993             161        149               146           153
1994             160        151               155           140

*Comprised of  the  8 Companies  in  the S&P  Property-Casualty  and  Multi-Line
 Indices (excluding SAFECO) which are as follows:
        P&C   Companies:  Chubb,  GenRe,  St.   Paul,  USF&G,  and  Continental;
        Multi-Line Companies: Aetna, CIGNA and AIG
**Comprised of Aetna, Allstate, Chubb, CIGNA, Cincinnati Financial, Ohio
  Casualty, Progressive, St. Paul, TIG Holdings and USF&G.

                                    -- 13 --

                 COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN
               AMONG SAFECO, S&P 500, COMPOSITE AND PEER INDICES

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            SAFECO     S&P 500   COMPOSITE INDEX*  PEER INDEX**
1984             100        100               100           100
1985             146        132               154           155
1986             174        156               165           162
1987             186        165               155           144
1988             167        192               167           156
1989             283        253               238           212
1990             248        245               217           183
1991             382        319               275           242
1992             462        344               318           293
1993             457        378               348           324
1994             452        383               370           297

*Comprised of  the  8 Companies  in  the S&P  Property-Casualty  and  Multi-Line
 Indices (excluding SAFECO) which are as follows:
        P&C Companies: Chubb, GenRe, St. Paul, USF&G, and Continental; Multi-Line Companies: Aetna, CIGNA and AIG
**Comprised  of  Aetna,  Allstate,  Chubb,  CIGNA,  Cincinnati  Financial,  Ohio
  Casualty, Progressive, St. Paul, TIG Holdings and USF&G.

                                    -- 14 --

The financial integrity and stability of the Corporation and its subsidiaries are of critical importance. One measure of these are the following claims-paying ratings given by independent rating services.

                    INSURANCE RATINGS: CLAIMS-PAYING ABILITY

                                     S&P      MOODY'S   A. M. BEST
                                  ---------  ---------  ----------
Property/Casualty Subsidiaries    AAA           Aa1        A++
Life Subsidiaries                 AA            Aa2         A+

INDIVIDUAL PERFORMANCE

In connection with compensation for individual executive officers, the Committee consults with the chief executive officer and exercises its subjective judgment in evaluating each individual's leadership and managerial abilities, achievement of business unit and corporate objectives, potential for advancement or promotion and the relative value of the individual's performance in the overall achievement of the Corporation's objectives. In addition, in connection with the award of a stock option or RSR, the Committee considers the amount and terms of any previous award, the current price of the Corporation's Common Stock and the performance of the Common Stock over time.

In connection with the Committee's consideration of compensation for the Corporation's executive officers, including Mr. Eigsti, the Committee reviewed information regarding compensation practices and levels of competitors of the Corporation and its operating subsidiaries (including the companies that comprise the S&P P&C and Multi-Line Indices and the Peer Index, other than The Progressive Corporation) as well as non-competing companies of a similar size to the Corporation or its operating subsidiaries. Detailed compensation information was obtained from the proxy statements of publicly-held companies. In addition, the Committee reviewed compensation information compiled by two independent consulting firms as well as that collected by the Corporation's Personnel Department.

The purpose of this review was to confirm that the Committee's approach to compensation continues to be appropriate given the Corporation's lines of business, size and culture and the geographic location of the Corporation's executive officers. For 1994 the Committee confirmed that its approach to compensation was suitable to the achievement of the general purposes of the Corporation's compensation policies and plans. The Committee did not engage in this review for the purpose of targeting any element of compensation, including salaries, paid to the Corporation's executive officers at, below or above the median paid by any other company or group of companies.

CONSIDERATIONS IN CONNECTION WITH MR. EIGSTI'S COMPENSATION.

The Committee made subjective judgments with respect to awards of stock options and RSRs to Mr. Eigsti. In connection with those awards, the Committee took into account the cumulative total

                                    -- 15 --
return to the Corporation's shareholders and the other financial measures listed above under "Corporate Performance." Mr. Eigsti's leadership and managerial abilities, as well as both historical and competitive compensation levels for his responsibilities, are considered in setting his salary and total compensation.

The calculations of the annual bonus and contributions or accruals with respect to the Corporation's retirement plans are made pursuant to the terms of those plans which apply to all Employees. Consequently, the Committee does not separately determine the amount or the payment of any such bonus, contribution or accrual for Mr. Eigsti or any other executive officer.

ADDITIONAL INFORMATION

The tables under "Compensation of Named Executive Officers" accompany this report and reflect the decisions covered by the foregoing discussion.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the federal income tax deduction for certain types of compensation paid to the chief executive officer and four other most highly-paid officers of publicly-held companies is subject to an annual limit of $1 million per employee. The Corporation may pay compensation that exceeds this limit.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

This report  is submitted  over the  names of  the members  of the  Compensation
Committee:

GEORGE H. WEYERHAEUSER, CHAIRMAN
ROBERT S. CLINE
JOHN W. ELLIS
HAROLD W. HAYNES
WILLIAM G. REED, JR.

                                    -- 16 --

                    COMPENSATION OF NAMED EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The amount of all compensation paid to the Named Executive Officers for services in all capacities to the Corporation and its subsidiaries during the past three years is stated below:

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                COMPENSATION AWARDS
                                                           ------------------------------
                                    ANNUAL COMPENSATION    RESTRICTED       SECURITIES
                                    --------------------      STOCK         UNDERLYING       ALL OTHER
                                     SALARY   BONUS (5)    AWARDS (6)      OPTIONS/SARS     COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR    ($)        ($)           ($)             (#)              ($)
- ----------------------------  ----  --------  ----------   -----------   ----------------   ------------
R. H. Eigsti                  1994  $550,000    $50,743      $292,500         17,500          $63,918(7)
 Chairman, Chief              1993   516,667     51,667       228,600         15,000           90,427
 Executive Officer &          1992   450,000     45,000       186,500         15,000           62,737
 President (1)
B. A. Dickey                  1994   352,500     32,521       187,200         12,000           40,776(8)
 Executive V.P. & Chief       1993   326,667     32,667       152,400         10,000           56,923
 Financial Officer (2)        1992   300,000     30,000       125,888         10,000           41,864
R. W. Hubbard                 1994   250,000     23,819             0              0           79,878(9)
 Senior V.P. &                1993   233,333     23,333        25,400              0           40,463
 Treasurer (3)                1992   216,667     21,667        48,956              0           29,827
D. D. McLean                  1994   243,750     22,488       117,000          7,500           28,033(10)
 President of the             1993   225,000     22,500        88,900          5,000           38,995
 Corporation's Property &     1992   180,000     18,000        41,963          5,000           24,645
 Casualty Subsidiaries (4)
R. E. Zunker                  1994   231,250     21,335       105,300          6,000           26,568(11)
 President of the             1993   214,583     21,458        88,900          5,000           37,157
 Corporation's Life           1992   200,000     20,000        83,925          4,500           27,383
 Subsidiaries

- ------------
(1) Mr. Eigsti became Chief Executive Officer of the Corporation on January 1, 1992, and Chairman of the Board of Directors of the Corporation on May 5, 1993.

(2) Mr. Dickey became Executive Vice President of the Corporation on January 1, 1992, and a director of the Corporation on August 4, 1993.

(3) Mr. Hubbard having reached normal retirement age retired as an officer and employee of the Corporation on December 31, 1994.

                                    -- 17 --

(4) Mr. McLean became President of the Corporation's property & casualty insurance subsidiaries on January 1, 1993.

(5) A cash bonus of up to 10% of annual salary is paid to each employee of the insurance, credit and asset management operations who has at least three years of service when the pre-tax results from such operations support such a bonus. The percent of salary paid as a bonus for 1994, 1993 and 1992 was 9.2%, 10% and 10%, respectively.

(6) Restricted stock rights (RSRs) are awarded under the Corporation's stock option program and entitle an employee who remains continuously employed by the Corporation or its subsidiaries for a stated number of years to receive a specified number of shares of Common Stock or cash equal to the fair market value of such shares on the settlement date. Holders of RSRs are entitled to receive an amount equivalent to the dividends which would be paid on an equivalent number of shares of Common Stock. The dollar amounts in this column are determined by multiplying the number of shares covered by an RSR by the closing market price of the Common Stock on the grant date.

     In 1994 the Corporation awarded RSRs to the named executives in the following amounts: 5,000 for Mr. Eigsti, 3,200 for Mr. Dickey, 2,000 for
     Mr. McLean, 1,800 for Mr. Zunker and none for Mr. Hubbard. Each award was made on February 2 and, with the exception of Mr. McLean's award will vest and be settled in 25% installments on the first, second, third and fourth anniversary dates of the award. In Mr. McLean's case the award will vest and be settled in 33 1/3% installments on the first, second and third anniversary dates of the award.

     The following are the total number of RSRs held by the named executives and the total value of such holding at December 31, 1994: for Mr. Eigsti, 10,550 RSRs with a value of $548,600; for Mr. Dickey, 7,000 RSRs with a value of $364,000; for Mr. McLean, 3,725 RSRs with a value of $193,700; for Mr. Zunker, 4,300 RSRs with a value of $223,600, and none for Mr. Hubbard.

(7)  Includes  net  contributions to  the  Corporation's Profit-Sharing  Plan of
     $10,070; net contributions to the Corporation's Savings Plan of $6,000; and
     allocations  to  non-qualified  plans  of  $31,848  with  respect  to   the
     Profit-Sharing  Plan  and  $16,000 with  respect  to the  Savings  Plan for amounts which may  not be  contributed to  the qualified  plans because  of limitations  imposed  by  the Internal  Revenue  Code of  1986,  as amended
     ("Non-Qualified Allocations").

(8) Includes net contributions to the Corporation's Profit-Sharing Plan of $10,070 and Savings Plan of $6,000; and Non-Qualified Allocations of
     $16,606 with respect to the Profit-Sharing Plan and $8,100 with respect to the Savings Plan.

(9)  Includes  net  contributions to  the  Corporation's Profit-Sharing  Plan of
     $10,070 and Savings  Plan of  $6,000; Non-Qualified  Allocations of  $9,326
     with  respect to  the Profit-Sharing  Plan and  $4,000 with  respect to the
     Savings Plan; and payment on retirement for accrued vacation and sick leave units in the amounts of $8,174 and $42,308, respectively.

                                    -- 18 --

(10) Includes net contributions to the Corporation's Profit-Sharing Plan of $10,070 and Savings Plan of $6,000; and Non-Qualified Allocations of $8,213 with respect to the Profit-Sharing Plan and $3,750 with respect to the Savings Plan.

(11) Includes net contributions to the Corporation's Profit-Sharing Plan of $10,070 and Savings Plan of $6,000; and Non-Qualified Allocations of $7,248 with respect to the Profit-Sharing Plan and $3,250 with respect to the Savings Plan.

STOCK OPTION AWARDS

Information concerning grants of stock options to the Named Executive Officers during 1994 is stated below. Under regulations of the Securities and Exchange Commission the assumed rates of appreciation of 5% and 10% are required to be used. These assumed appreciation rates are not based on the historic performance of the Corporation's Common Stock or any other stock or stock index. Any appreciation in the value of the stated stock options will occur only if the Common Stock increases in value. Changes in the market price of the Common Stock are dependent on the future performance of the Corporation as well as overall stock market performance. There can be no assurance that the amounts or rates of appreciation stated in the following table will be achieved.

Were one to apply the assumed rates of appreciation to the Common Stock of the Corporation for the same ten-year period as required for options in the following table, market capitalization would increase from $3.4 billion to $5.6 billion at the 5% rate and to $8.9 billion at the 10% rate. In addition, a shareholder, unlike an option holder, would receive dividends paid by the Corporation during that ten-year period.

                                    -- 19 --

                             OPTION GRANTS IN 1994

                                                                      POTENTIAL REALIZABLE
                                                                        VALUE AT ASSUMED
                                                                        ANNUAL RATES OF
                NUMBER OF     PERCENT OF                                  STOCK PRICE
               SECURITIES       TOTAL                                     APPRECIATION
               UNDERLYING      OPTIONS                                  FOR OPTION TERM
                 OPTIONS      GRANTED TO     EXERCISE                 --------------------
               GRANTED (1)   EMPLOYEES IN   PRICE (2)    EXPIRATION    5% (3)    10% (4)
NAME               (#)       FISCAL YEAR      ($/SH)        DATE        ($)        ($)
- -------------  -----------   ------------   ----------   ----------   --------  ----------
R. H. Eigsti      17,500         11.77%      $54.375      05/04/04    $598,640  $1,517,190
B. A. Dickey      12,000          8.07%       54.375      05/04/04     410,496   1,040,359
R. W. Hubbard          0         N/A           N/A          N/A         N/A        N/A
D. D. McLean       7,500          5.04%       54.375      12/31/00     156,590     361,580
R. E. Zunker       6,000          4.03%       54.375      05/04/04     205,248     520,179

- ------------
(1) Options to purchase SAFECO Common Stock. No stock appreciation rights were granted to any person named in this table. The grant date for each option is May 4, 1994. For each option granted, 25% of the shares subject to the option become exercisable on the second, third, fourth and fifth anniversary dates of the option grant, except that Mr. McLean's option becomes exercisable in 25% installments on the first, second and third anniversary dates and December 31, 1997.

(2) The exercise price may be paid to the Corporation in cash, in shares of the Corporation's Common Stock valued at fair market value on the date of exercise, or in part cash and part stock. In addition, optionees may finance the exercise price of an option through a subsidiary of the Corporation. The interest rate on such loans fluctuates quarterly and is equal to the most recently published applicable federal rate determined pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended.

(3) This rate of appreciation produces an ending market price of $88.58 per share on May 4, 2004, and $75.26 on December 31, 2000.

(4) This rate of appreciation produces an ending market price of $141.08 per share on May 4, 2004, and $102.59 on December 31, 2000.

                                    -- 20 --

STOCK OPTION EXERCISES

Information concerning exercises of stock options during 1994 by the Named Executive Officers and the value of their unexercised options and stock appreciation rights at December 31, 1994 is stated below:

                      AGGREGATED OPTION EXERCISES IN 1994
                   AND OPTION/SAR VALUES AT DECEMBER 31, 1994

                                                  NUMBER OF
                                                 SECURITIES                     VALUE OF
                                                 UNDERLYING                    UNEXERCISED
                   SHARES                        UNEXERCISED                  IN-THE-MONEY
                  ACQUIRED      VALUE          OPTIONS/SARS AT               OPTIONS/SARS AT
                 ON EXERCISE   REALIZED       DECEMBER 31, 1994           DECEMBER 31, 1994 (1)
NAME                 (#)         ($)                 (#)                           ($)
- ---------------  -----------   --------  ---------------------------   ---------------------------
                                          EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
R. H. Eigsti       6,900       $174,475     23,943        50,962         $427,902      $154,650
B. A. Dickey       2,500        100,156     23,738        35,362          461,956       121,969
R. W. Hubbard      5,000        130,685      3,150             0           57,488             0
D. D. McLean       2,457         35,777      1,293        16,250              177        32,282
R. E. Zunker           0              0     10,125        18,425          175,734        75,459

- ------------
(1) Based on $52.00, the last sale price of the Corporation's Common Stock on December 31, 1994.

RETIREMENT PROGRAM

The Corporation's retirement program is comprised of three plans which qualify for favorable tax treatment under the Internal Revenue Code of 1986, as amended ("Code"), and two non-qualified supplemental plans. The three qualified plans are: The SAFECO Employees' Cash Balance Plan ("Cash Balance Plan"), The SAFECO Employees' Profit Sharing Retirement Plan ("Profit-Sharing Plan") and The SAFECO Employees' Savings Plan ("Savings Plan"). The two non-qualified plans are the SAFECO Employees' Supplemental Retirement Plan A and the SAFECO Employees' Supplemental Retirement Plan B ("Supplemental Plan A" and "Supplemental Plan B," respectively). The two non-qualified plans are designed to allocate to employees amounts not eligible for contribution under the qualified plans because of limitations imposed by the Code. All Employees are eligible to participate in the plans.

The Profit-Sharing Plan and the Savings Plan are defined contribution plans while the Cash Balance Plan is a defined benefit plan. With respect to the Cash Balance and Profit-Sharing Plans, annually 5% of the Corporation's net profits, as defined in those plans, is set aside and credited or contributed as follows:
The Cash Balance Plan is credited with an amount equal to 3% of the annual compensation of

                                    -- 21 --
participating employees plus 5% interest on the cumulative amount credited for prior years (together, the "Accrued Benefit"). The portion of the Accrued Benefit in excess of limitations imposed under Section 401(a)(17) of the Code is accrued in Supplemental Plan B.

The estimated annual benefits payable upon normal retirement to the Named Executive Officers from the Cash Balance Plan and corresponding portion of Supplemental Plan B are as follows: $37,793 for Mr. Eigsti, $29,030 for Mr. Dickey, $8,408 for Mr. McLean, and $9,731 for Mr. Zunker. Mr. Hubbard, who retired December 31, 1994, elected to receive benefits under the Cash Balance Plan and corresponding portion of Supplemental Plan B in the form of a single sum payment of $88,058.

The balance of the 5% of net profits remaining (after crediting the Cash Balance Plan with 3% of the participating employees' annual compensation) is contributed to the Profit-Sharing Plan, up to a maximum of 12% of participants' compensation, and allocated among participants based on their relative compensation for the year. The portions of the Profit-Sharing contribution in excess of limitations imposed under Sections 415 and 401(a)(17) of the Code are credited to participants' accounts in Supplemental Plan A and Supplemental Plan B, respectively.

The Savings Plan is funded by voluntary employee contributions not to exceed 6% of compensation and contributions by the Corporation of 66 2/3% of the employee contributions. The portion of the employer contributions to the Savings Plan in excess of limitations imposed under Section 401(a)(17) of the Code is credited to the participants' accounts in Supplemental Plan B.

                          CHANGE IN CONTROL AGREEMENTS

Messrs. Eigsti, Dickey and Zunker are among several officers of the Corporation or its subsidiaries who have agreements which provide for payments to them under certain circumstances following a change in control of the Corporation (as defined in the agreements). Under the agreements for Messrs. Eigsti and Dickey, should the officer in question be discharged without cause, or be demoted or given other good reason to resign following a change in control, the agreements call for a lump sum payment of up to three times annual salary and three years' continuation of life and health insurance in addition to payment for accrued vacation and sick leave, amounts allocated but not yet paid under the Corporation's bonus plan, and payment of certain retirement benefits. In Mr. Zunker's case, the amount of the lump sum payment is the lesser of three times annual salary or 2.99 times his average annual compensation (salary and bonus) during the five years immediately preceding the change in control.

In addition, the stock options awarded to Messrs. Eigsti, Dickey, McLean and certain other key employees of the Corporation under the Corporation's stock option program provide that following a change in control of the Corporation (as defined in the stock option plan), there will be 100% vesting of options and stock appreciation rights which have been held for at least one year.

                                    -- 22 --

                              CERTAIN TRANSACTIONS

The Corporation and its subsidiaries have transactions in the ordinary course of business with other business entities of which certain of the Corporation's directors and nominees for director are executive officers, partners or shareholders. During the period January 1, 1994 to December 31, 1994 ("Covered Period") the following directors and nominees for director of the Corporation were executive officers or ten percent or more shareholders of the following companies which (directly or through affiliates) engaged in insurance transactions with subsidiaries of the Corporation in which the amount involved exceeded $60,000: Fisher Companies Inc. and Fisher Broadcasting Inc. -- Mr. Graham, Joshua Green Corporation -- Mr. Green, and Graysmarsh Farm, Inc. -- Mr. Reed. All such transactions were in the ordinary course of business of the Corporation's subsidiaries.

Mrs. Runstad, a director of the Corporation, is a partner of the Seattle law firm of Foster Pepper & Shefelman, which received fees for legal services provided to the Corporation and its subsidiaries during the Covered Period. During the Covered Period, a subsidiary of the Corporation had seven leases with Foster Pepper & Shefelman. A total of $78,480 in lease payments were received by the subsidiary during the Covered Period. The aggregate lease balance at February 7, 1995 was $475,319.

Ms. Campbell, a director of the Corporation, is Chief Executive Officer and President of U.S. Bank of Washington, and Mr. Green, a director of the Corporation, is Chairman of the Board of U.S. Bank of Washington. During the Covered Period a direct subsidiary of the Corporation had a line of credit with
U. S. Bank of Washington in the amount of $20,000,000. The subsidiary did not borrow under such line during the Covered Period, nor did it pay any loan fees or interest. The balance due under such line at February 7, 1995 was zero.

Ms. Campbell is also Executive Vice President of U. S. Bancorp, which owns U.S. Bank of Oregon. During the Covered Period, an indirect subsidiary of the Corporation had a line of credit with U. S. Bank of Oregon in the amount of $25,000,000 against which $20,000,000 was borrowed and for which loan fees and interest of $1,013,255 were paid. The outstanding balance on such line at February 7, 1995 was $20,000,000.

During the Covered Period, a subsidiary of the Corporation had an equipment lease with Daily Caffe Ltd., a corporation in which a member of Mr. Knudsen's family had a material interest. The lease, now with The Coffee Station, Inc., is guaranteed by the family member and by Mr. Knudsen, a director of the Corporation. A total of $11,650 in lease payments were received by the subsidiary during the Covered Period. The lease balance at February 7, 1995 was $55,620.

In addition, affiliates of Mr. Ellis and Mr. Cline, directors of the Corporation, entered into certain transactions with the Corporation during the Covered Period. See "Compensation Committee Interlocks and Insider Participation" below.

                                    -- 23 --

The terms of all such transactions were as fair to the Corporation and its subsidiaries as could have been obtained from other sources.

A subsidiary of the Corporation extends credit to optionees under the Corporation's stock option program at a rate, adjusted quarterly, equal to the applicable federal rate determined pursuant to Section 1274(d) of the Code. During the Covered Period the greatest amounts outstanding on such loans were $144,198 for Mr. McLean, and a total of $261,483 for all executive officers as a group. On February 7, 1995, the outstanding amounts were $142,226 for Mr. McLean and $258,484 for all executive officers as a group.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

The members of the Compensation Committee of the Board of Directors during 1994 were George H. Weyerhaeuser, Chairman, Robert S. Cline, John W. Ellis, Harold W. Haynes, and William G. Reed, Jr. Prior to her retirement from the Board in June 1994, Toni Rembe also served on the Compensation Committee.

Mr. Ellis is Chairman of The Baseball Club of Seattle, Inc., the owner of the Seattle Mariners baseball team. During 1994, subsidiaries of the Corporation sponsored a baseball night for employees and purchased advertising and Mariners season tickets at an aggregate cost of $165,500. Similar sponsorship and the purchase of advertising and season tickets is planned for 1995.

Mr.  Cline  is  Chairman  and  Chief  Executive  Officer  of  Airborne   Freight
Corporation, to which subsidiaries of the Corporation paid fees totaling $448,000 for air freight delivery services in 1994.

The terms of all such transactions were as fair to the Corporation and its subsidiaries as could have been obtained from other sources.

                                    AUDITING

Ernst & Young LLP, the Corporation's independent auditors since 1987, has been selected by the Audit Committee to be the auditors for the current year, subject to the approval of the Board at its meeting on May 3, 1995. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

                                    -- 24 --

                     SHAREHOLDER NOMINATIONS AND PROPOSALS

The Corporation's Bylaws require that shareholder nominations of persons for election to the Board of Directors be received by the Secretary of the Board of Directors of the Corporation at SAFECO Plaza, Seattle, Washington 98185, not later than 10 days after the day public disclosure of the meeting date is made or notice of the meeting is mailed to shareholders, whichever first occurs. Therefore, notices of persons to be considered for election at the 1995 meeting will be timely if received by March 24, 1995. The notice must contain the name, address, telephone number, and number of shares of the Corporation's Common Stock owned by the nominating shareholder and the information relating to each nominee required with respect to nominees for director under the federal proxy solicitation rules. The notice of nomination must be accompanied by each nominee's written consent to being a nominee and statement of intention to serve as a director if elected.

The Corporation's Bylaws further provide that for business to be properly brought before the annual meeting by a shareholder, the shareholder must file a written notice of intention to bring such business with the Secretary of the Corporation at SAFECO Plaza, Seattle, Washington 98185, within the time frame described above. Therefore, notices of business to be brought at the 1995 meeting must be received by March 24, 1995. The notice must contain the name, address, telephone number and number of shares of the Corporation's Common Stock owned by the shareholder intending to bring such business before the meeting, a description of the business and reasons for conducting it at the annual meeting, and any material interest of the shareholder in such business.

Under the federal proxy solicitation rules, in connection with preparation of proxy material for the 1996 annual meeting of shareholders, any proposal submitted by a shareholder for such meeting must be received by the Corporation by November 14, 1995.

                                    -- 25 --

                                 OTHER MATTERS

THE CORPORATION FILES AN ANNUAL REPORT ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE CORPORATION'S MOST RECENT FORM 10-K REPORT WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER WHO MAKES WRITTEN REQUEST TO ROD A. PIERSON, SENIOR VICE PRESIDENT AND SECRETARY, SAFECO CORPORATION, SAFECO PLAZA, SEATTLE, WASHINGTON 98185.

The Board is not aware of any other matters to be presented for action at the meeting. If any other matters come before the meeting, the persons named in the enclosed proxy form will vote all proxies in accordance with their best judgment.

All shares represented by the enclosed proxy, if returned prior to the meeting, will be voted in the manner specified by the shareholder. If neither a specific instruction is given nor authority withheld, the proxy will be voted for the nominees set forth in this Proxy Statement.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. SHAREHOLDERS ARE URGED TO VOTE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                                            [LOGO]
Dated:  March 14, 1995                                      Roger H. Eigsti
        Seattle, Washington                                 Chairman, CEO & President

                                    -- 26 --

                               SAFECO CORPORATION
     Proxy Solicited on Behalf of the Board of Directors of the Corporation
                     for the Annual Meeting of Shareholders
                                   May 3, 1995


PROXY

The undersigned hereby appoints Roger H. Eigsti, John W. Ellis, Donald G. Graham, Jr., Joshua Green III and George Weyerhaeuser, each with full power of substitution, as the true and lawful attorneys, agents and proxies for the undersigned, to attend the annual meeting of shareholders of SAFECO Corporation to be held at the SAFECO Auditorium, SAFECO Plaza, Seattle, Washington, at 11:00 a.m. on May 3, 1995, or any adjournment thereof, and to represent and vote all of the shares the undersigned would be entitled to vote if personally present in the transaction of such business as may properly come before the meeting.


                                CHANGE OF ADDRESS

             ______________________________________________________

             ______________________________________________________

             _______________________________________________________

(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies named above cannot vote your shares unless you sign and return this card.


SEE REVERSE
SIDE

          Please mark your
 / X /    votes as in this
          example

                           FOR         WITHHELD           Nominees:
   1. Election of                                       Roger H. Eigsti
      Directors.          /  /           /  /           John W. Ellis
                                                        Donald G. Graham, Jr.
                                                        William R. Wiley


For, except vote withheld from the following nominee(s):


________________________________________________________



Change of Address
on Reverse Side

This proxy when properly executed will be voted in the manner directed herein. In the event that no designation (i.e., "For," "Withheld," "Against," "Abstain") is made, the proxies named on the reverse side hereof intend to vote the shares to which this proxy relates "For" Item 1. The proxies will vote in their discretion on any other matters properly coming before the meeting. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.


SIGNATURE(S)____________________________________DATE____________________________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.